EXHIBIT 99.1

AI Technology Group Inc.

PRESS RELEASE

January 12, 2026

Ai Technology Group Inc. (the “Company”) and AVM Biotechnology Inc. (“AVM”, the Washington State company that is the subject of the proposed merger) provide this joint press release.

The Company continues with the funding of their proposed merger with AVM on an exclusive basis and announces we are in the process of extending funding dates to accommodate extended merger and financial audit timelines. The Company and AVM look forward to the planned merger during 2026 to continue and facilitate corporate growth of the combined entities.

In addition, AVM has re-commenced its FDA Phase 2 Clinical Trial on relapsed and refractory Non- Hodgkins Lymphoma (“OPAL Trial”) for their small molecule immunomodulatory drug, AVM0703, working with Insight 68 an innovative Ai-driven platform company that drives digital transformation and scales to meet all corporate needs in clinical trials, scheduling, planning, manufacturing, and logistics. AVM expects to enroll an additional 7-10 more patients followed by submission to the FDA for review. AVM0703 has been administered in 3-4 week cycles for up to 9 repeat infusions without cumulative safety concerns. After enrolling 30 subjects with follow-up out to almost four years, promising survival data is accumulating, including subjects with CNS and extranodal involvement and baseline (pan) cytopenias.

AVM also administers an FDA Expanded Access Program, treating a variety of solid tumors and additional blood cancers, again, without cumulative safety concerns out to 19 repeat infusions, and follow-up out to over 5 years. Solid tumor cancers treated include HNSCC, glioblastoma, pancreatic, ovarian, breast, DSCRT, myxoid neoplasm, and hemangiopericytoma, and blood cancers Hodgkin’s Lymphoma and mixed phenotype AML.

In all programs combined, more than 92 patients have received more than 297 total AVM0703 infusions without safety concerns and exciting outcomes.

In addition, AVM has been awarded another US$2 million NCI grant providing non-dilutive funding, bringing total government grant funding received/pledged to date to US$6.4 million.

Contact:	Ai Technology Group Inc., Marcus Johnson (360) 738-4646

AVM Biotechnology Inc., Theresa Deisher (206) 851-3942